Press Release

FOR IMMEDIATE RELEASE                            November 24, 2019

Jacobs Announces New NYSE Stock Ticker Symbol;
Launching New Global Brand That Reflects Transformation
DALLAS – Jacobs (NYSE:JEC) announces that it will begin trading on the NYSE under the updated ticker symbol “J” on Dec. 10, 2019. The company will also launch its new brand globally on November 25, in conjunction with its fiscal fourth quarter earnings update. The introduction of the new brand marks a transformational milestone for Jacobs, moving from an engineering and construction company to a global technology-driven solutions company.
Chair and CEO Steve Demetriou will be speaking with CNBC Squawk Box Europe in London on the morning of November 25, 2019, regarding Jacobs’ new brand fiscal fourth quarter earnings. Presentation materials will be available on jacobs.com prior to the interview. Interested parties can also listen to the earnings conference call at 8 a.m. ET and view accompanying slides on the website.
About Jacobs
At Jacobs, we’re challenging today to reinvent tomorrow by solving the world’s most critical problems for thriving cities, resilient environments, mission-critical outcomes, operational advancement, scientific discovery and cutting-edge manufacturing, turning abstract ideas into realities that transform the world for good. With $13 billion in revenue and a talent force of approximately 52,000, Jacobs provides a full spectrum of professional services including consulting, technical, scientific and project delivery for the government and private sector.
Visit jacobs.com and connect with Jacobs on LinkedIn, Twitter, Facebook and Instagram.
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For additional information contact:
Investors
Jonathan Doros, 817-239-3457
jonathan.doros@jacobs.com

Media
Marietta Hannigan, 214-920-8035
marietta.hannigan@jacobs.com